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           BOATMEN'S BANCSHARES, INC.

Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri 63101

     NEWS

                                   For further information, contact:
                                   Kevin R. Stitt, Boatmen's, 314/466-7662



FOR IMMEDIATE RELEASE
- ---------------------

          BOATMEN'S BANCSHARES TO ACQUIRE WORTHEN BANKING CORPORATION
          -----------------------------------------------------------

    ST. LOUIS, August 18, 1994 - Boatmen's Bancshares, Inc. (NASDAQ:BOAT) announced today that it has agreed to acquire Worthen Banking Corporation (ASE:WOR) of Little Rock, Arkansas, in a stock transaction valued at approximately $595 million.

    Boatmen's will exchange one share of its common stock for each share of Worthen's approximately 17.3 million common shares including shares issued for stock options. The transaction will be accounted for on a pooling of interest basis and will be a tax-free exchange for Worthen shareholders.

    Worthen is the second largest bank holding company in Arkansas with approximately $3.5 billion in assets and $3.0 billion in deposits at June 30, 1994, and operates 112 retail banking offices throughout Arkansas and six offices in the Austin, Texas, area.

    "We are extremely pleased with this opportunity to significantly expand our existing franchise in Arkansas," explained Andrew B. Craig, III, chairman and chief executive officer of Boatmen's Bancshares. "Worthen fits our acquisition criteria perfectly, with superior asset quality and an excellent management team. Moreover, the size of its market share and breadth of its banking relationships will give us a dominant market position in Arkansas, as well as enhance our presence in Texas."

                                   -more-

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    Boatmen's currently owns Superior Federal Bank, based in Fort Smith,
Arkansas, with assets of about $1.2 billion. Superior has 39 locations in Arkansas and 18 locations in Oklahoma. Boatmen's also has banking operations in Amarillo and El Paso, Texas.

    Curt Bradbury, chairman and chief executive officer of Worthen, said, "We are looking forward to being affiliated with Boatmen's, which is one of the nation's best performing regional bank holding companies. We will be able to leverage Boatmen's banking strengths to continue providing exceptional service to our customers in Arkansas and Texas."

    In the first half of 1994 Worthen earned $23.8 million, an increase of 16 percent over year-ago results, excluding nonrecurring items, while Boatmen's posted record net income of $173.6 million, representing an increase of 9 percent over the comparable year-earlier period.

    The transaction is expected to close by the first quarter of 1995, subject to regulatory approval and approval by Worthen shareholders.
Revenue enhancements and cost savings due to increased efficiencies are projected to total $13 million after-tax in 1995 and $26 million after-tax in 1996, and will make the transaction accretive to earnings per share during 1996, Boatmen's pointed out.

    Boatmen's Bancshares, with assets of approximately $28 billion, is one of the 30 largest U.S. bank holding companies, operating more than 400 locations in nine states. In addition, Boatmen's is among the nation's largest providers of trust services with assets under management in excess of $34 billion.

                             -tables attached-

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
Boatmen's Bancshares
Pro Forma Financial Highlights

                                                                                                        PRO FORMA
                                                           BOATMEN'S               WORTHEN               COMBINED

At June 30, 1994 ($ millions)

Assets                                                      $27,583                $3,527                $31,110
Loans                                                        15,701                 1,783                 17,484
Reserve for loan losses                                         344                    34                    378
Deposits                                                     20,243                 2,968                 23,211
Long-term debt                                                  514                    43                    557
Equity                                                        2,173                   293                  2,466
Nonperforming assets
 (includes past due)                                            250                    18                    268

Equity/assets                                                 7.88%                 8.32%                  7.93%
Tangible equity/assets                                        7.00%                 7.59%                  7.07%
Reserve/nonperforming loans                                    240%                  212%                   237%

Offices                                                         425                   118                    543
Employees                                                    14,485                 2,215                 16,700

For the six months ended June 30, 1994 ($ millions)

Net interest income (FTE)                                    $522.0                 $71.6
Provision for loan losses                                      13.0                   0.8
Noninterest income                                            259.9                  35.3
Noninterest expense                                           487.1                  67.3
Net income                                                    173.6                  23.8

Return on assets                                              1.29%                 1.36%
Return on equity                                             16.11%                16.86%
Net interest margin                                           4.33%                 4.52%
